UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
__________________________________________

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 22, 2013
Date of Report (Date of earliest event reported)

    FOREST LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-5438 (Commission File Number)	11-1798614 (IRS Employer Identification No.)

909 Third Avenue New York, New York (Address of principal executive offices)		10022-4731 (Zip Code)

(212) 421-7850
(Registrant's telephone number, including area code)

                                                None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of directors or Certain Officers; Election of directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of directors or Certain Officers

On May 22, 2013, Howard Solomon, the President and Chief Executive Officer of Forest Laboratories, Inc. (the “Company”), advised the Board of Directors of the Company (the “Board”) of his decision to retire as President and Chief Executive Officer effective December 31, 2013, and entered into a letter agreement with the Company (the “Letter Agreement”) pursuant to which he agreed to continue serving as the Company’s Chief Executive Officer and President until the later of December 31, 2013, or the date his successor as Chief Executive Officer is appointed (such date, the “Transition Date”).  The Board expects that Mr. Solomon’s successor will be named before December 31, 2013.  Mr. Solomon is also expected to remain Chairman of the Board and a director of the Company through the 2014 annual meeting of stockholders, subject to his nomination by the Board in accordance with its standard nominating procedures and his re-election to the Board at the 2013 annual meeting of stockholders.

(e) Compensatory Arrangements of Certain Officers

Under the terms of the Letter Agreement, Mr. Solomon will continue to receive his current compensation and benefits through the Transition Date.  In light of Mr. Solomon’s key relationships, including with the Company’s licensing partners, and in order to retain the benefit of his wisdom and experience, from and following the Transition Date, Mr. Solomon will commence employment as a Senior Advisor to the Company, and in that capacity he will provide services reasonably requested by the Board or the Chief Executive Officer of the Company.  Mr. Solomon’s term as Senior Advisor to the Company will last until the earlier of December 31, 2016 or the date his employment is terminated in accordance with the terms of the Letter Agreement.

While serving as Senior Advisor, Mr. Solomon will receive an annual salary of $250,000.  In addition, while so serving, Mr. Solomon will continue to receive health insurance and other welfare benefits at least at the current level, service credit for all purposes under the Company’s compensation and benefit plans, policies and arrangements in which he participates, an office and secretarial support, and use of a Company car and driver.  During his service, Mr. Solomon will also remain subject to all relevant Company policies and legal requirements applicable to directors and senior employees of the Company.  Following the Transition Date, Mr. Solomon will no longer be eligible for severance compensation or benefits under either his employment agreement with the Company, or any other severance pay arrangement of the Company or its affiliates. Mr. Solomon and the Company will also execute and deliver mutual releases of claims to each other no later than 21 days following the Transition Date.

The Letter Agreement also provides that, subject to the Board’s standard nominating procedures, the Company anticipates that it will nominate Mr. Solomon as a director of the Company at the 2013 annual meeting of stockholders and, if Mr. Solomon is elected at such meeting, he will retain his position as Chairman of the Board until the 2014 annual meeting of the stockholders.  Subject to the Board’s standard nominating procedures and the exercise of its fiduciary duties, the Board will also consider Mr. Solomon for election as a director at the 2014 and 2015 annual meetings of stockholders, and if nominated and elected, Mr. Solomon will be given the honorary title “Chairman Emeritus”.  Following the Transition Date and while serving as a director, Mr. Solomon will receive (i) the same compensation as non-employee members of the Board, and (ii) while serving as the non-executive Chairman of the Board, an additional retainer, payable at an annual rate of $150,000.  In the event that his employment as Senior Advisor terminates while he is serving as a director, Mr. Solomon will resign from the Board if he is requested to do so by the Board.

The foregoing summary of the Letter Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and conditions of the Letter Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 8.01 Other Events.

On May 23, 2013, the Company issued a press release announcing Mr. Solomon’s decision to retire as Chief Executive Officer and President effective December 31, 2013. The text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(a) Not Applicable.
(b) Not Applicable.
(c) Not Applicable.
(d) Exhibits:

The following exhibits are furnished herewith:

Exhibit No.	Exhibit Description
10.1	Letter Agreement between Forest and Howard Solomon dated May 22, 2013.
99.1	Forest Laboratories, Inc. Press Release dated May 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2013

Forest Laboratories, Inc.
(Registrant)

/s/ Francis I. Perier, Jr.
Francis I. Perier, Jr.
Executive Vice President Finance & Administration and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Letter Agreement between Forest and Howard Solomon dated May 22, 2013.
99.1	Forest Laboratories, Inc. Press Release dated May 23, 2013.